Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621 X 1300

Green Mountain Coffee Roasters Reports Fiscal 2005
First Quarter Results

WATERBURY, VT (February 17, 2005) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal first quarter results for the sixteen-week period ended January 15, 2005.

Net sales for the first quarter ended January 15, 2005, increased 16.3% to $50.4 million, up from $43.3 million in the first quarter of 2004. Total coffee pounds shipped increased 13.4% to 6.3 million pounds. Net income for the first quarter decreased 7.4% to $2.4 million, or $0.32 per diluted share, compared to $2.6 million, or $0.35 per diluted share for the first quarter of 2004. The Company's net income includes recognition of a non-cash loss of $469,000 (or $0.06 per share) as a result of its equity investment in Keurig, Incorporated in the first quarter of 2005, of which approximately $0.04 relates to the accounting for the accretion of the estimated redemption value of Keurig, Incorporated's preferred stock.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "I am pleased with our continued double-digit sales growth. I look forward to improving our operating margin in the next two quarters as we reduce our start-up costs associated with our new distribution facility and the additional K-Cup® manufacturing capacity. It is gratifying that these expansion initiatives have been driven by the strong growth in our business, most notably with the K-Cup market opportunity. We are engaged in key programs to reduce some of the new costs as quickly as possible, and return the Company to a greater level of profitability."

Stiller continued, "We had strong, multi-channel growth throughout the United States as our brand gained strength outside our traditional New England market. Our sales have been propelled by our strategic investment and focus on K-Cups and the Keurig® Single-Cup Brewing system as well as on our Fair Trade and organic product lines. It is great to see the success of our K-Cup sales and introduction of the new Keurig B50 brewer for the home and the continued strong sales of the Keurig B100 brewer for the small office channel. It is also rewarding to see that Fair Trade Certified™ coffee sales grew 62% this quarter to about 20% of our total coffee pounds shipped. This shows that consumers are aware of the high quality of Fair Trade coffee as well as the benefits Fair Trade brings to coffee farming families."

First Quarter Financial Review

Channel and Other Sales Growth Highlights:

  The Company's dollar sales growth was led by the office coffee service (OCS), consumer direct, foodservice and supermarket channels. OCS contributed approximately 44% of the increase in net sales due to strong K-Cup® sales driven by increased penetration of the Keurig® B100 brewers in small offices and by continued success of teas in K-Cups
  The consumer direct channel grew 45% in dollar sales and 24.6% in coffee pounds shipped. The majority of this growth is related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup B50 sales launch to the new retail channel.
  In the food service channels, coffee pounds shipped increased 20.2% as a result of the Company's new customer, Brueggers, a chain of 242 casual restaurants throughout the United States.
  The supermarket channel grew 8.7% in coffee pounds shipped, due primarily to strong sales to Costco and distribution to Publix Supermarkets which began in the first quarter of fiscal 2004.

Margins, Expenses, and Analysis of After-Tax Income:

  Green Mountain Coffee's gross profit margin was 35.4% of sales compared to 39.9% in the year-ago quarter. The decrease was attributable to higher green coffee costs, variations in sales mix, higher delivery and fuel costs, increased depreciation and distribution costs associated with the start-up of the new distribution center and increased short-term costs associated with additional K-Cup manufacturing capacity.
  Selling, general and administrative expenses decreased to 25.7% of sales from 28.0%. This improvement was the result of leveraging selling and organizational resources on a higher sales base and lower bad debt expense as compared to last year's first quarter where there was an increase in the reserves for bad debt.
  The Company's tax rate in the first quarter of fiscal 2005 decreased to 40.2% from 42.0% in the prior year period due to the favorable impact of state tax incentives awarded during the second quarter of fiscal 2004 under the Vermont Economic Advancement Tax Incentive Program.
  The Company's after-tax income before the recognition of a non-cash loss related to the Company's equity investment in Keurig, Incorporated declined 1.9% to $2,875,000. The Company's net income was $2,406,000 after recognition of the Keurig-related non-cash loss of $469,000 or $0.06 per share, including an accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc., of $0.04 per share, compared to a Keurig-related non-cash loss of $331,000 or $0.04 per share in the prior year period, with no material adjustment for accretion.
  Generally Accepted Accounting Principles (GAAP) require that, under the equity method of accounting, the investor (GMCR) should compute its share of earnings (or losses) of the investee (Keurig, Inc.) after reduction of accretion of the estimated redemption value of redeemable preferred stock issued by the investee. The carrying value of Keurig, Inc.'s Preferred Stock is being accreted to the estimated redemption value ratably through the redemption date of February 4, 2007. This redemption value is calculated based on Keurig's estimate of the amount the holders of the preferred shares would receive upon liquidation. As Keurig's estimate of its value has increased substantially and the time remaining before preferred stockholders could exercise their redemption right decreases, the impact on the Company's accounting of its investment in Keurig, Inc., increases significantly.

Business Outlook and Other Forward-Looking Information

Fiscal Year 2005:

  The Company anticipates net sales growth of 15% to 20% and coffee pounds growth of 12% to 16% for fiscal year 2005 ending September 24, 2005.
  The Company anticipates its gross margin will be in the range of 36.0% to 37.0% and that its operating margin will be in the range of 9.7% to 10.3%.
  The Company expects interest expense to increase to approximately $800,000 to $900,000 from $282,000 in fiscal 2004 due to the recent completion of the new distribution center and the cessation of capitalization of the related interest expenses.
  The Company's tax rate for fiscal 2005 is anticipated to increase to 40.2% from 39.2% in fiscal 2004 due to lower capital expenditures in fiscal 2005 and the associated decrease of the favorable impact of the awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
  The Company currently expects that the recognition of its share of Keurig's loss for fiscal year 2005 will reduce diluted earnings per share by $0.11 to $0.16 including approximately $0.06 per share related to the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Due to the recent accounting pronouncement related to accounting for stock compensation, the Company anticipates that it will incur a quarterly charge starting in its fiscal fourth quarter of approximately $0.03 per share for stock option compensation.
  Based on all of these factors, the Company anticipates its fully diluted earnings per share for fiscal year 2005 will be in the range of $1.12 to $1.19 per share.

Fiscal Second Quarter 2005:

  The Company expects net sales growth of 15% to 20% and coffee pounds growth of 12% to 16% in its second quarter of fiscal 2005 ending April 9, 2005.
  The Company expects that its gross margin will be in the range of 36.0% to 37.0% and that its operating margin will be in the range of 8.0% to 9.0%.
  The Company expects that the recognition of its share of Keurig's loss for the second quarter in fiscal 2005 will reduce diluted earnings per share by $0.02 to $0.04, including approximately $0.01 per share for the valuation adjustment for the accretion of the redemption value of the preferred stock.
  The Company anticipates its fully diluted earnings per share for the second quarter of fiscal 2005 to be in the range of $0.19 to $0.24 per share.

Balance Sheet and Cash Flow:

  The Company forecasts its capital expenditures for fiscal 2005 will be in the range of $9 to $10 million and depreciation expenses will be $5.5 to $6.0 million.
  The Company expects its EBITDA in 2005, excluding the recognition of Keurig's loss, to be approximately $21 to $23 million.

There will be further discussion of the financial results released today and these future expectations on Company's webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and offers over 100 coffee selections including estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of Green Mountain Coffee's revenue is derived from its wholesale operations, the Company also operates a direct mail business and an e-commerce website www.GreenMountainCoffee.com from its Waterbury, Vermont headquarters. Each year the Company contributes at least five percent of its pre-tax profits to support socially responsible initiatives. Based on its performance, Green Mountain Coffee Roasters has been recognized for the past five years as one of Forbes Magazine's "200 Best Small Companies," for the past two years in the top ten on Business Ethics magazine's list of "100 Best Corporate Citizens," and in 2004 as one of the Society of Human Resource Management's "Best Medium Sized Companies to Work for in America."

Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters licensed to distribute the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Keurig is currently operating at a loss. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, February 17, 2005, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 7612584, from 1:30 p.m. ET on February 17th through midnight on Monday, February 21, 2005.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)
	January 15, 2005	September 25, 2004
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$6,534	$4,514
Receivables, less allowances of $494 and $481 at January 15, 2005 and September 25, 2004, respectively	14,458	13,776
Inventories	9,380	9,580
Other current assets	1,513	983
Deferred income taxes, net	598	616
Total current assets	32,483	29,469

Fixed assets, net	37,122	36,502
Investment in Keurig, Incorporated	9,807	10,604
Goodwill and other intangibles	1,446	1,446
Other long-term assets	299	311

	$81,157	$78,332
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,611	$ 3,259
Accounts payable	9,079	8,382
Accrued compensation costs	2,581	2,737
Accrued expenses	3,648	3,028
Other short-term liabilities	102	317
Income tax payable	659	23
Total current liabilities	19,680	17,746

Long-term debt	11,800	14,039
Deferred income taxes	2,277	2,132

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,300,933 and 8,260,261 shares at January 15, 2005 and September 25, 2004, respectively	830	826
Additional paid-in capital	23,325	22,884
Retained earnings	31,145	28,739
Accumulated other comprehensive income (loss)	4	(130)
ESOP unallocated shares, at cost - 21,060 shares	(568)	(568)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	47,400	44,415

	$81,157	$78,332
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Sixteen weeks ended
	January 15, 2005	January 17, 2004

Net sales	$ 50,357	$ 43,285
Cost of sales	32,534	26,008
Gross profit	17,823	17,277

Selling and operating expenses	10,101	9,430
General and administrative expenses	2,845	2,710
Operating income	4,877	5,137

Other income	164	21
Interest expense	(231)	(107)
Income before income taxes	4,810	5,051

Income tax expense	(1,935)	(2,121)
Income before equity in net earnings of Keurig, Incorporated	2,875	2,930
Equity in net earnings of Keurig, Incorporated	(469)	(331)
Net income	$ 2,406	$ 2,599
	====	=====
Basic income per share:
Weighted average shares outstanding	7,101,989	6,978,601
Net income	$ 0.34	$ 0.37

Diluted income per share:
Weighted average shares outstanding	7,536,706	7,410,917
Net income	$ 0.32	$ 0.35

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Sixteen weeks ended
	January 15, 2005	January 17, 2004

Cash flows from operating activities:
Net income	$ 2,406	$ 2,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,778	1,368
(Gain) on disposal of fixed assets	(146)	(12)
Provision for doubtful accounts	69	409
Change in fair value of interest rate swap	(215)	(21)
Change in fair value of futures derivatives	122	(54)
Change in accumulated other comprehensive income	134	49
Tax benefit from exercise of non-qualified options	189	90
Equity in loss of Keurig, Incorporated	797	331
Deferred income taxes	163	118
Deferred compensation and stock compensation	39	26
Changes in assets and liabilities:
Receivables	(751)	(1,066)
Inventories	200	(490)
Income tax payable	636	1,563
Other current assets	(652)	(248)
Other long-term assets, net	12	9
Accounts payable	697	1,419
Accrued compensation costs	(156)	(104)
Accrued expenses	620	518
Net cash provided by operating activities	5,942	6,504

Cash flows from investing activities:
Capital expenditures for fixed assets	(2,680)	(4,584)
Proceeds from disposals of fixed assets	428	93
Net cash used for investing activities	(2,252)	(4,491)

Cash flows from financing activities:
Proceeds from issuance of common stock	217	104
Repayment of long-term debt	(1,887)	(1,878)
Net change in revolving line of credit	-	(350)
Net cash used for financing activities	(1,670)	(2,124)

Net increase (decrease) in cash and cash equivalents	2,020	(111)
Cash and cash equivalents at beginning of period	4,514	502
Cash and cash equivalents at end of period	$ 6,534	$ 391
	====	====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)
Channel	Q1 16 wks. ended 1/15/05	Q1 16 wks. ended 1/17/04	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
Supermarkets	1,954	1,798	156	8.7%
Convenience Stores	1,682	1,574	108	6.9%
Office Coffee Service Distributors	1,466	1,195	271	22.7%
Food Service	964	802	162	20.2%
Consumer Direct	233	187	46	24.6%
Totals	6,299	5,556	743	13.4%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the Consumer Direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q1 16 wks. ended 1/15/05	Q1 16 wks. ended 1/17/04	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
New England	2,589	2,423	166	6.9%
Mid-Atlantic	1,913	1,694	219	12.9%
South	1,078	861	217	25.2%
Midwest	317	240	77	32.1%
West	354	283	71	25.1%
International	48	55	(7)	(12.7)%
Totals	6,299	5,556	743	13.4%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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